EXHIBIT 10.9

EXECUTION COPY

March 21, 2007

Ms. Ellen Alemany

Dear Ellen:

This side letter has been entered into following the execution of your Employment Agreement dated March 21, 2007, between you and RBS North America Services, Inc. (the “Employment Agreement”) and, as such, amends and modifies certain provisions therein to the extent expressly set forth below. Defined terms contained in this side letter have the same meaning as in the Employment Agreement, unless otherwise specified.

Cash Remuneration

With respect to your participation in the GEMC Annual Incentive Plan for the year 2007, for agreed on-target performance, you would be eligible to receive a bonus equal to 250% of your Base Salary (that is, $6,250,000), with no pro rating for the portion of 2007 actually worked at RBSG. Such bonus will be paid in cash no later than on March 15 following the performance year.

Medium-term Performance Plan

For the year 2007, under the MPP, you will be awarded by RBSG, RBSG shares or share equivalents with a value (determined in accordance with the terms of the MPP), at the time of award, equal to 100% of your Base Salary (without proration), to be made promptly following the announcement of the interim results on August 3, 2007.

The Executive Share Option Plan

The proposed new Executive Share Option Plan is to be placed before shareholders at the RBSG annual meeting in April 2007 for approval. Subject to shareholder approval, you will receive awards in 2007 under the new ESOP.

For the year 2007, you will be awarded an option grant under the ESOP over RBSG shares with a value (determined in accordance with the terms of the ESOP), at the time of grant, equal to 175% of your Base Salary (without proration), subject to shareholder approval of the ESOP at the annual meeting in April 2007. This option would be granted promptly following the announcement of the interim results on August 3, 2007. The exercise price per share of the shares of RBSG underlying the option will be determined in accordance with the rules of the ESOP Scheme.

In the unlikely event that RBSG shareholders do not approve the new ESOP, RBSG will make awards to you on the same basis under RBSG’s existing executive option plan (the Executive Share Option Scheme) and will review the ongoing arrangements over the course of 2007.

Termination within Initial 12-Month Period - Severance

In the event of termination of your employment by the Company without Cause or by you for Good Reason in the initial 12-month period following the Commencement Date, you will be paid your Base Salary and Average Bonus for a 24-month period, subject to offset as provided in the Agreement, in substantially equal installments not less frequently than monthly.

Termination within Initial 24-Month Period - Treatment of Equity

In the event of termination of your employment by the Company without Cause or by you for Good Reason in the initial 24-month period following the Commencement Date:

Awards under the MPP and ESOP (or the Executive Share Option Scheme, as applicable) are subject to the rules of those plans and are made under the authority granted by shareholders at the time those plans were approved. Copies of the plan rules have been provided to you previously. As you will see, both plans include good leaver provisions, which provide special vesting in the event of termination of employment in certain circumstances (retirement, illness, redundancy, etc.).

In order to provide you with reassurance around the treatment of awards under these plans, notwithstanding the foregoing, the Remuneration Committee has undertaken to provide specific treatment of all unvested MPP and ESOP (or the Executive Share Option Scheme, as applicable) awards granted to you during your employment by the Company in the event of termination of your employment by the Company without Cause or by you for Good Reason within the initial 24-month period of your employment with RBSG. In these circumstances, the Company agrees that the Committee will exercise the discretion it has under the rules of the MPP and the new ESOP (or the Executive Share Option Scheme, as applicable) to treat you as a good leaver. In these circumstances, the Company agrees that the Committee will also waive the normal requirement to pro-rate for the proportion of the performance period elapsed at termination of employment.

On this basis, to the extent the Committee deems it is satisfied that the relevant performance conditions have been met at the date of termination of employment in accordance with the rules of the MPP and ESOP Schemes (or the Executive Share Option Scheme, as applicable):

All unvested MPP awards will vest at termination of employment (and there will be an exercise period after termination of employment in accordance with the rules of the MPP Scheme).

All unvested ESOP (or Executive Share Option Scheme awards, as applicable) awards will vest at termination of employment (and there will be an exercise period in accordance with the rules of the ESOP Scheme (or Executive Share Option Scheme, as applicable)).

In the event of termination of your employment by the Company without Cause or you resign for Good Reason on or prior to January 31, 2009, all RBSG restricted stock awards granted to you to compensate for forfeited Citigroup stock and option awards will vest in full, and all restrictions (other than trading or other restrictions imposed by law or the Company’s written policies) will lapse, with no pro-rating.

Stock Buy-Out

As previously discussed, the Company will provide you with compensation equal to the value of unvested stock awards and unvested options from Citigroup which are forfeited by you due to your resignation from Citigroup. This compensation will be in the form of RBSG restricted stock with a comparable vesting date to the awards that were forfeited. In addition, we understand from you that at Citigroup you will be eligible for accelerated vesting of unvested stock and option awards under a rule you have referred to as the “Rule of 75.” Accordingly, we will grant this RBSG restricted stock to you with a vesting schedule comparable to that provided by Citigroup assuming the operation of the Rule of 75. As such, this RBSG restricted stock will vest 50% in January 2008 and 50% in January 2009.

The basis of determining the value of compensation will be the intrinsic value of restricted stock forfeited and RBSG’s Black-Scholes valuation of stock options foregone, taking, as applicable:

•	The average closing Citigroup share price over the ten trading days immediately prior to the Commencement Date

•	The interbank US dollar / sterling exchange rate over the two weeks prior to the Commencement Date, taking the average of the daily average ask price for each day in that period

•	The average closing RBSG share price over the ten trading days immediately prior to the Commencement Date

•	An assumption that the volatility of the price of both Citigroup and RBSG stock or its standard deviation will be constant and will correspond to its historical volatility based on the stock’s most recent five years of data, immediately prior to the Commencement Date, or the longest period of data available if the stock lacks five years of data

•	An assumption that the exercise date of the option will be the end of the unexpired portion of the expiration period at the Commencement Date

•	An assumption that the risk-free rate of return will correspond to the yield of the US government bond that best matches the end of the unexpired portion of the expiration period at the Commencement Date

•	An assumption that the stock’s future dividend yield will correspond to the current dividend yield at the Commencement Date, as provided by Bloomberg L.P.

In addition, should you be unable to realize vested option and stock awards prior to your resignation because of trading restrictions within Citigroup or the New York Stock Exchange then the Company will compensate you for this on the same basis in RBSG restricted stock. This additional compensation would be subject to production of suitable supporting documentation of both the original awards and of the trading restrictions and of your using your reasonable best efforts to exercise these vested options and ensure that your stock awards are not forfeited. In addition, we will compensate you in the form of RBSG restricted stock with a value of $43,409.00 should you be unable to exercise your option to purchase 5,722 shares of Citigroup stock with an exercise price of $50.69 because such option remains underwater.

Termination other than for Good Reason

In the event that you become a member of the RBSG Board of Directors, you agree that Section 7(d) of the Employment Agreement shall be amended to provide that you may terminate your employment for any reason (other than for Good Reason) effective twelve (12) months following your delivery of written Notice of Termination to the Board rather than six (6) months. In addition, the definition of “Notice Waiver Amount” in the Employment Agreement shall be amended to mean a lump sum amount in cash equal to 100% of your Base Salary and Pension Amount as in effect immediately prior to the date the Notice Period would have otherwise commenced and the “Restricted Period” in the event you are placed on a paid Garden Leave under Section 7(d) of the Employment Agreement shall be amended to mean the one-year Garden Leave period.

Fringe benefits

This is to confirm that your fringe benefits will include the following:

•	The services of a suitable car and driver.

•	The cost of any club subscriptions approved by RBSG Chief Executive Officer.

•	The cost of financial counselling up to a maximum of $15,000 per annum.

Pre-employment Checks

In accordance with our corporate governance, I am required to advise you that your employment is subject to satisfactory reference, credit and medical checks.

Legal expenses

This is to confirm that we will promptly pay the legal expenses that you incur directly as a result of the review of our offer of employment up to a maximum of $40,000, on receipt of supporting documentation.

Indemnification

We acknowledge that on or about November 21, 2006, you executed the Employment Termination Notice and Non-Solicitation Policy for the Citigroup Management Committee (the “CMC Policy”) (including the “Nonsolicitation of Employees” covenant set forth in Section 3 thereof (the “Nonsolicitation Covenant”)).

We agree that, in the event Citigroup threatens or commences a legal action against you alleging you have breached the Nonsolicitation Covenant or otherwise claims, remuneration or damages from you as a result of its allegation that you have breached the Nonsolicitation Covenant (a “Covered Action”), we will indemnify you for the following expenses, liabilities, damages and losses:

•	all reasonable attorneys’ fees, costs and disbursements incurred by you in defense of the claims asserted in a Covered Action for breach of the Nonsolicitation Covenant (“Indemnifiable Expenses”);

•	all damages imposed in an interlocutory order, judgment or arbitration award in a Covered Action and any amounts paid in settlement of any claims in a Covered Action (“Indemnifiable Damages”); and

•	an amount equal to any required repayment or forfeiture by you to Citigroup of any “Award” (as defined in the CMC Policy) or cash bonus (as referred to in the CMC Policy) incurred as a direct result of any breach by you of the Nonsolicitation Covenant (“Indemnifiable Losses”);

•	provided, however, that we will not have any obligation to defend or indemnify you in connection with any claim by Citigroup if you engaged in any conduct that was not authorized by the Company and that you knew (or reasonably should have known) was in violation of the Nonsolicitation Covenant.

You acknowledge and agree that you may not directly or indirectly solicit or induce away your administrative assistant from Citigroup, unless you first obtain from Citigroup the express, written consent to do so and an enforceable waiver from Citigroup of the Nonsolicitation Covenant with regard thereto.

You agree that, in the event Citigroup commences a Covered Action and you are entitled to indemnification by us in connection therewith, we may, at our option exercised in a timely manner, provide you with defense by our attorneys, who shall be reasonably acceptable to you, to be paid for directly by us in lieu of payment to or reimbursement of you for Indemnifiable Expenses.

Transition of Licenses

We will take all commercially reasonably action to ensure the smooth transition of your brokerage licenses (specifically, your series 7, 24 and 63 licenses) to an appropriate RBSG entity upon your commencement of employment with us.

Miscellaneous

(a) Governing Law. This side letter shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.

(b) Entire Agreement and Amendments; Survivorship; Strict Construction.

(i) The Employment Agreement, as amended and modified by this side letter, contains the entire understanding and agreement of the parties with respect to the subject matter thereof and hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter thereof and hereof other than those expressly set forth therein and herein. This side letter may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(ii) The respective rights and obligations of the parties hereunder shall survive any termination of this side letter to the extent necessary to the intended preservation of such rights and obligations.

(iii) The language used in this side letter will be deemed to be the language chosen by you and the Company to express their mutual intent, and no rule of strict construction will be applied against you or the Company.

(iv) To the extent of any conflict between the terms and conditions of this side letter and those of the Employment Agreement, the terms and conditions of this side letter shall control and govern.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this side letter on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this side letter.

(d) Severability. In the event that any one or more of the provisions of this side letter shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this side letter shall not be affected thereby.

(e) Assignment. This side letter shall not be assignable by you and shall be assignable by the Company only with your written consent. Notwithstanding the foregoing, the Company’s rights, entitlements and obligations under this side letter may be assigned to the to-be-established RBS North America holding company without the consent of Executive; provided that such holding company is the substantive parent entity for all of Royal Bank of Scotland’s businesses conducted in North America and such holding company assumes the obligations of the Company hereunder.

(f) Successors; Binding Agreement. This side letter shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.

(g) Counterparts; Effectiveness. This side letter may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This side letter shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or pdf.

(h) Full Force and Effect of Employment Agreement. Except as may be specifically amended herein, the Employment Agreement shall remain unchanged and in full force and effect.

Please confirm your agreement to the terms of this letter by signing where indicated below.

Yours sincerely,

RBS NORTH AMERICAN SERVICES, INC.

Name:

Title:

For good and valuation consideration, the receipt and sufficiency of which are hereby acknowledge, the undersigned hereby agrees to the foregoing and hereby agrees to cause the Company and its assigns to perform and pay when due all of its obligations to you hereunder.

ROYAL BANK OF SCOTLAND GROUP plc

Name:

Title:

Agreed to:

Ellen Alemany